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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AFC Enterprises, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-56444, 333-81404, 333-90706, and 333-98867) on Form S-8 of AFC
Enterprises, Inc. of our report dated December 15, 2003, with respect to the consolidated balance sheets of AFC Enterprises, Inc. and subsidiaries as of December 29, 2002 and December 30, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2002, and all related financial statement schedules, which report appears in the December 29, 2002, annual report on Form 10-K of AFC Enterprises, Inc.

As discussed in Note 2 to the accompanying consolidated financial statements, effective December 31, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

As discussed in Note 23 to the accompanying consolidated financial statements, the Company's consolidated balance sheet as of December 30, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended December 30, 2001 and December 31, 2000, which were audited by other independent auditors who have ceased operations, have been restated.

                                        /s/ KPMG, LLP

Atlanta, Georgia
December 15, 2003